SEPTEMBER 17, 1999


2ND REQUEST
URGENT PROXY INFORMATION . . .
PLEASE CAST YOUR VOTE NOW!

Dear Shareholder:

Several weeks ago, we mailed you proxy information so that you could vote on important proposals that affect your USAA Family of Funds. This information described each proposal and asked for your vote on these important issues. Our records show that we have not yet received your ballot.

YOUR VOTE IS IMPORTANT!

I am writing to remind you that your participation is extremely important. The October 15, 1999, Shareholder Meeting cannot be held until we receive a majority of the votes. If you have not done so already, please cast your vote on the enclosed proxy card. Shareholders who hold more than one account in the funds will receive a separate card for each account and should vote each card.

VOTING IS QUICK AND EASY. EVERYTHING YOU NEED IS ENCLOSED.


TO VOTE BY MAIL

Please mail your SIGNED proxy card in the postage-paid envelope right away no matter how many shares of the fund(s) you own.

TO VOTE BY TELEPHONE

Simply call toll free 1-800-690-6903 and use the automated touch-tone telephone system 24 hours a day. Enter your 12-digit control number from your proxy card, and follow the voice prompts to record your vote.

TO VOTE BY INTERNET

Visit the web site at www.proxyvote.com. Enter your 12-digit control number located on your proxy card, and register your vote. If you have already voted, thank you for your response. If you have any further questions, please contact us at 1-800-563-4957. Thank you.

Sincerely,


/s/ Michael J. C. Roth
-------------------------------
Michael J. C. Roth, CFA
President and Vice Chairman of the Board

Enclosure(s)